EXHIBIT 4.4









                       THE AMES GROUP UNION

               RETIREMENT SAVINGS & INVESTMENT PLAN

                    (Effective January 1, 1998)

                        TABLE OF CONTENTS


                            ARTICLE I


                           Definitions

1.1  "Account" . . . . . . . . . . . . . . . . . . . . . . . .  1

1.2  "Affiliate" . . . . . . . . . . . . . . . . . . . . . . .  1

1.3  "Appropriate Notice"  . . . . . . . . . . . . . . . . . .  1

1.4  "Beneficiary" . . . . . . . . . . . . . . . . . . . . . .  1

1.5  "Board" or "Board of Directors" . . . . . . . . . . . . .  1

1.6  "Code". . . . . . . . . . . . . . . . . . . . . . . . . .  1

1.7  "Committee" . . . . . . . . . . . . . . . . . . . . . . .  1

1.8  "Company" . . . . . . . . . . . . . . . . . . . . . . . .  1

1.9  "Compensation"  . . . . . . . . . . . . . . . . . . . . .  1

1.10  "Compensation Deferral Contributions". . . . . . . . . .  2

1.11  "Compensation Deferral Contributions Account". . . . . .  2

1.12  "Effective Date" . . . . . . . . . . . . . . . . . . . .  2

1.13  "Eligible Employee". . . . . . . . . . . . . . . . . . .  2

1.14  "Employee" . . . . . . . . . . . . . . . . . . . . . . .  2

1.15  "Employee Contributions" . . . . . . . . . . . . . . . .  2

1.16  "Employee Contributions Account" . . . . . . . . . . . .  3

1.17  "Employer" . . . . . . . . . . . . . . . . . . . . . . .  3

1.18  "Employer Securities". . . . . . . . . . . . . . . . . .  3

1.19  "Enrollment Date". . . . . . . . . . . . . . . . . . . .  3

1.20  "Enrollment Period". . . . . . . . . . . . . . . . . . .  3

1.21  "ERISA". . . . . . . . . . . . . . . . . . . . . . . . .  3

1.22  "Hour of Service". . . . . . . . . . . . . . . . . . . .  3

1.23  "Initial Enrollment Date". . . . . . . . . . . . . . . .  4

1.24  "Investment Fund". . . . . . . . . . . . . . . . . . . .  4

1.25  "Investment Manager" . . . . . . . . . . . . . . . . . .  4

1.26  "Leased Employee". . . . . . . . . . . . . . . . . . . .  4

1.27  "Leave of Absence" . . . . . . . . . . . . . . . . . . .  4

1.28  "Member" . . . . . . . . . . . . . . . . . . . . . . . .  5

1.29  "Parental Leave" . . . . . . . . . . . . . . . . . . . .  5

1.30  "Plan" . . . . . . . . . . . . . . . . . . . . . . . . .  5

1.31  "Plan Year". . . . . . . . . . . . . . . . . . . . . . .  5

1.32  "Prior Plan" . . . . . . . . . . . . . . . . . . . . . .  5

1.33  "Prior Plan Account" . . . . . . . . . . . . . . . . . .  6

1.34  "Required Beginning Date". . . . . . . . . . . . . . . .  6

1.35  "Retirement" . . . . . . . . . . . . . . . . . . . . . .  6

1.36  "Rollover Contribution". . . . . . . . . . . . . . . . .  6

1.37  "Rollover Contribution Account". . . . . . . . . . . . .  6

1.38  "Service". . . . . . . . . . . . . . . . . . . . . . . .  6

1.39  "Suspense Account" . . . . . . . . . . . . . . . . . . .  6

1.40  "Total and Permanent Disability" . . . . . . . . . . . .  6

1.41  "Trustee". . . . . . . . . . . . . . . . . . . . . . . .  7

1.42  "Trust Fund" . . . . . . . . . . . . . . . . . . . . . .  7

1.43  "Valuation Date" . . . . . . . . . . . . . . . . . . . .  7



                            ARTICLE II


                    Eligibility and Membership



2.1  Members of Prior Plans. . . . . . . . . . . . . . . . . .  7

2.2  Eligible Employees on and after the Effective Date. . . .  7

2.3  Completion of Appropriate Notice. . . . . . . . . . . . .  7

2.4  Elections Upon Becoming A Member. . . . . . . . . . . . .  7

2.5  Beneficiary Designation.. . . . . . . . . . . . . . . . .  8

2.6  Transfers to or from Non-Covered Status.. . . . . . . . .  8

2.7  Rollover Contributions From Other Plans.. . . . . . . . .  8


                           ARTICLE III

             Compensation Deferral Contributions



3.1  Compensation Deferral Contributions.. . . . . . . . . . .  9

3.2  Changes and Suspension of Contributions.. . . . . . . . . 10

3.3  Transfer of Contributions to Trustee. . . . . . . . . . . 10


                            ARTICLE IV

                    Limitations on, and Distribution of,
                    Excess Compensation Deferral
                    Contributions of Highly Compensated
                    Employees

4.1  Limitations.. . . . . . . . . . . . . . . . . . . . . . . 10

4.2  Control of Contributions and Distribution of Excess.. . . 12

4.3  Limitation of Annual Additions. . . . . . . . . . . . . . 13



                            ARTICLE V

                          Miscellaneous

5.1  Uniform Administration. . . . . . . . . . . . . . . . . . 15

5.2  Payment Due an Incompetent. . . . . . . . . . . . . . . . 15

5.3  Source of Payments. . . . . . . . . . . . . . . . . . . . 16

5.4  Plan Not a Contract of Employment.. . . . . . . . . . . . 16

5.5  Applicable Law. . . . . . . . . . . . . . . . . . . . . . 16

5.6  Unclaimed Amounts.. . . . . . . . . . . . . . . . . . . . 16



                            ARTICLE VI

                             Accounts

6.1  Maintenance of Accounts.. . . . . . . . . . . . . . . . . 16

6.2  Valuations. . . . . . . . . . . . . . . . . . . . . . . . 17



                           ARTICLE VII

                       Vesting of Accounts



                           ARTICLE VIII

                      Investment of Accounts

8.1  Investment of Accounts .. . . . . . . . . . . . . . . . . 17

8.2  Redirection of Future Contributions.. . . . . . . . . . . 19

8.3  Reinvestment of Prior Contributions.. . . . . . . . . . . 19

8.4  Statements of Accounts And Confirmation of Investment
     Directions. . . . . . . . . . . . . . . . . . . . . . . . 19

8.5  Crediting of Accounts.. . . . . . . . . . . . . . . . . . 20

8.6  Correction of Errors. . . . . . . . . . . . . . . . . . . 21

8.7  Investment of Deferred Distributions. . . . . . . . . . . 21


                            ARTICLE IX

               Withdrawals and Loans During Employment

9.1  Withdrawal Options. . . . . . . . . . . . . . . . . . . . 21

9.2  Hardship Withdrawals. . . . . . . . . . . . . . . . . . . 23

9.3  Values. . . . . . . . . . . . . . . . . . . . . . . . . . 23

9.4  Payment of Withdrawals . . . . . . . . . . . . . . . . .  23
9.5  Loans.. . . . . . . . . . . . . . . . . . . . . . . . . . 23


                            ARTICLE X

                           Distribution

10.1  Amount of Distribution.. . . . . . . . . . . . . . . . . 25

10.2  Notice of Options and Normal Form of Distribution. . . . 25

10.3  Alternate Form of Distribution.. . . . . . . . . . . . . 26

10.4  Identity of Payee. . . . . . . . . . . . . . . . . . . . 27

10.5  Non-alienation of Benefits.. . . . . . . . . . . . . . . 27

10.6  Qualified Domestic Relations Order.. . . . . . . . . . . 28

10.7  Commencement of Benefits.. . . . . . . . . . . . . . . . 28

10.8  Annuities. . . . . . . . . . . . . . . . . . . . . . . . 28

10.9  Spousal Consent. . . . . . . . . . . . . . . . . . . . . 30

10.10 Payment Without Election  . . . . . . . . . . . . . . .  31

10.11  Trustee to Trustee Transfers . . . . . . . . . . . . .  31


                            ARTICLE XI

                    Administration of the Plan

11.1  Plan Administrator.. . . . . . . . . . . . . . . . . . . 32

11.2  Board of Directors.. . . . . . . . . . . . . . . . . . . 33

11.3  Appointment of the Committee.. . . . . . . . . . . . . . 33

11.4  Compensation, Expenses.. . . . . . . . . . . . . . . . . 33

11.5  Committee Actions, Agents. . . . . . . . . . . . . . . . 33

11.6  Committee Meetings.. . . . . . . . . . . . . . . . . . . 33

11.7  Authority and Duties of the Committee. . . . . . . . . . 33

11.8  Personal Liability.. . . . . . . . . . . . . . . . . . . 34

11.9  Dealings Between the Committee and Individual
      Members. . . . . . . . . . . . . . . . . . . . . . . . . 34

11.10  Information To Be Supplied by the Employer. . . . . . . 34

11.11  Records.. . . . . . . . . . . . . . . . . . . . . . . . 35

11.12  Fiduciary Capacity. . . . . . . . . . . . . . . . . . . 35

11.13  Fiduciary Responsibility. . . . . . . . . . . . . . . . 35

11.14  Claim Procedure.. . . . . . . . . . . . . . . . . . . . 35


                           ARTICLE XII

                   Operation of the Trust Fund

12.1  Trust Fund.. . . . . . . . . . . . . . . . . . . . . . . 37

12.2  Trustee. . . . . . . . . . . . . . . . . . . . . . . . . 37

12.3  Investment Manager.. . . . . . . . . . . . . . . . . . . 37

12.4  Purchase and Holding of Securities.. . . . . . . . . . . 37

12.5  Voting of Employer Securities. . . . . . . . . . . . . . 38

12.6  Disbursement of Funds. . . . . . . . . . . . . . . . . . 38


                           ARTICLE XIII

                Amendment, Termination and Merger

13.1  Right to Amend.. . . . . . . . . . . . . . . . . . . . . 39

13.2  Suspension or Termination. . . . . . . . . . . . . . . . 39

13.3  Merger, Consolidation of Transfer. . . . . . . . . . . . 40

                            ARTICLE I

                            Definitions

     As used herein, unless otherwise defined or required by the context, the following words and phrases shall have the meanings indicated. Some of the words and phrases used in the Plan are not defined in this Article I, but, for convenience are defined as they are introduced into the text.

     1.1  "Account" means a Member's Employee Contributions
Account, Compensation Deferral Contributions Account, Rollover
Contribution Account or Prior Plan Account as the context re-quires.

     1.2 "Affiliate" means any company which is related to the Employer as a member of a controlled group of corporations in accordance with Section 414(b) of the Code, as a trade or busi-ness under common control in accordance with Section 414(c) of the Code or members of an affiliated service group as defined under Section 414(m) of the Code.

     1.3 "Appropriate Notice" means the written form, electron-ic procedure or other method prescribed by the Committee to convey information for a particular purpose.

     1.4 "Beneficiary" means the person or persons designated by the Plan or by a Member under Section 2.5 (Beneficiary Designa-tion) to receive benefits payable under the Plan as a result of the Member's death.

     1.5 "Board" or "Board of Directors" means the Board of Directors of the Employer.

     1.6 "Code" means the Internal Revenue Code of 1986, as amended from time to time and references to sections thereof shall be deemed to include any such sections as amended, modified or renumbered.

     1.7 "Committee" means the Benefits Administration Committee appointed in accordance with Section 11.3 (Appointment of Committee).

     1.8 "Company" means the corporation that owns 100% of the capital stock of the Employer or any person, firm, corporation or partnership which may succeed to its business.

     1.9 "Compensation" means with respect to a Plan Year, the sum of the amount reported by the Employer to the Internal Revenue Service on Form W-2 as the Member's compensation for such calendar year, the amount of any Compensation Deferral Contribu-tions made on such Member's behalf to the Plan and the amount, if any, contributed to a cafeteria plan that is excluded from gross income pursuant to Section 125 of the Code; but exclusive of termination or severance pay, prizes, awards, grievance settle-ments, overseas cost of living allowances, relocation allowances, mortgage assistance, executive perquisites, stock options, and such other extraordinary items or remuneration as the Committee shall determine from time to time pursuant to such uniform and nondiscriminatory rules as it shall adopt. On and after January 1, 1989 the Compensation of each Employee taken into account under the Plan for any Plan Year shall not exceed $200,000 as thereafter adjusted for inflation in accordance with Section 415(d) of the Code. For Plan Years beginning after 1993 the Compensation of each Employee taken into account under the Plan for any such Plan Year shall not exceed $150,000 as thereafter adjusted for inflation in accordance with Section 401(a)(17)(B) of the Code.

     1.10 "Compensation Deferral Contributions" means contribu-tions made by the Employer pursuant to an election by the Member to reduce the cash compensation otherwise currently payable to such Member by an equivalent amount, in accordance with the provisions of Section 3.1 (Compensation Deferral Contributions).

     1.11 "Compensation Deferral Contributions Account" means the separate account maintained for a Member to record such Member's share of the Trust Fund attributable to Compensation
Deferral Contributions made on such Member's behalf.

     1.12 "Effective Date" means January 1, 1998, the date that the Plan became effective.

     1.13 "Eligible Employee" means an Employee of the O. Ames Company handle plant in Kane, Pennsylvania who is employed on the Effective Date or who (i) has attained age 21 and (ii) has worked, at least 1,000 Hours of Service during a consecutive twelve-month period and who is covered by a collective bargaining agreement between the Employer and any union.

     1.14 "Employee" means a person (but not including a person acting only as a director) who is employed by the Employer. Leased Employees shall also be treated as Employees for purposes of this Plan unless: (i) such Leased Employees are covered by a Plan described in Code Section 414(n)(5) and (ii) such Leased Employees constitute less than Twenty Percent (20%) of the Employer's non-highly compensated workforce as defined in Code
Section 414(n)(5)(c).

     1.15 "Employee Contributions" means after tax contributions that were made by a Member to a Prior Plan.

     1.16 "Employee Contributions Account" means the separate account maintained for a Member to record such Member's share of the Trust Fund attributable to the Member's Employee Contribu-tions.

     1.17  "Employer" means The O. Ames Company.

     1.18  "Employer Securities" means the Common Stock of
U.S. Industries, Inc., a Delaware Corporation.

     1.19 "Enrollment Date" means the first day of each month in the Plan Year.

     1.20 "Enrollment Period" means the period commencing on an Enrollment Date and ending on the next following Enrollment Date.

     1.21  "ERISA" means Public Law No. 93-406, the Employee
Retirement Income Security Act of 1974, as amended from time to time.

     1.22 "Hour of Service" means each hour for which an Employ-ee is paid, or entitled to payment, or receives earned income from an Employer or an Affiliate:

          (a)  for performance of duties;

          (b) on account of a period of time which no duties were performed, provided that except in the case of a Leave of Absence, no more than 501 Hours of Service shall be credited for any single continuous period during which an Employee performs no duty, and provided that no Hours of Service shall be credited for periods of time in respect of which an Employee receives severance pay or for payments made or due under a plan maintained solely for the purpose of complying with applicable workers' compensation, unem-ployment compensation or disability insurance laws, or for reimbursement of medical expenses; and

          (c) for which back pay, irrespective of mitigation of damages, is awarded or agreed to by the Employer provided that Hours of Service credited under (a) or (b) shall not be credited under (c).

     Hours of Service credited to an Employee for the performance of duties will be credited to the computation period in which the duties are performed. The determination of Hours of Service for reasons other than the performance of duties shall be made in accordance with the provisions of Labor Department Regulations
Section 2530.200b-2(b), and Hours of Service shall be credited to the computation periods to which the award or agreement pertains. Except in the case of a Leave of Absence, not more than 501 Hours of Service shall be credited for any continuous period during which an Employee performs no duty or, in the case of service required to be credited for payments of back pay awarded or agreed to, for a period during which an employee did not or would not have performed duties.

     To the extent not credited above, during a Leave of Absence an Employee shall be credited with a number of Hours of Service for each week of such Leave of Absence equal to the Employee's weekly average number of Hours of Service scheduled for the six-week period immediately preceding such Leave of Absence.

     In any case in which an individual becomes an Employee upon the acquisition of all or a portion of the business of his or her former employer by the Employer or an Affiliate, whether by merger, acquisition of assets or stock, or otherwise, his or her service with his or her predecessor employer shall be included in determining his or her Hours of Service if, and to the extent that, such service is required to be credited hereunder (A) by section 414(a) of the Code and any regulations promulgated thereunder, (B) by the terms of the agreement pursuant to which the business of such former employer was acquired by the Employer or an Affiliate, or (C) by vote of the Board of Directors.

     1.23 "Initial Enrollment Date" means the earliest date following the Effective Date set by the Committee for Eligible
Employees to apply to become Members of the Plan.

     1.24 "Investment Fund" means the investment choices de-scribed in Section 8.1 (Investment of Accounts).

     1.25 "Investment Manager" means the individual and/or other entity appointed in accordance with Section 12.3 (Investment
Manager) who has acknowledged in writing that such individual is a fiduciary with respect to the Plan and who is:

          (a) registered as an investment adviser under the Investment Advisers Act of 1940, or

          (b)  a bank, as defined in such Act, or

          (c) an insurance company qualified to manage, assign or dispose of assets of pension plans.

     1.26 "Leased Employee" shall mean any person who pursuant to an agreement between the Employer and any other person has performed services for the Employer or any related person as defined in Code Section 414(n)(6) under the primary direction and control of the Employer or such related person on a substantially full time basis for a period of at least one year.

     1.27 "Leave of Absence" means an absence or interruption of service approved by the Committee under uniform and nondiscriminatory rules and procedures. Members on leave of absence for service in the Armed Forces of the United States, however, shall be deemed to have been on Leave of Absence, provided they return to service with an Employer within the required time limitations set forth in the then applicable laws governing reemployment rights of persons inducted, or who have enlisted, in the Armed Forces.

     1.28 "Member" means an Eligible Employee who has become a member of the Plan in accordance with Article II (Eligibility and Membership). Each Member shall continue to be such until the later of the date such Member ceases to be an Eligible Employee or such Member's Accounts have been completely distributed.

     1.29  "Parental Leave" means a period not in excess of two
(2) years commencing after December 31, 1984 during which an individual is absent from work for any period:

          (a)  by reason of the pregnancy of the individual,

          (b) by reason of the birth of a child of the individual,

          (c) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or

          (d) for purposes of caring for such child for a period beginning immediately following such birth or placement.

An absence from work shall not be a Parental Leave unless the Employee furnishes the Plan Administrator such timely information as may reasonably be required to establish that the absence from work was for one of the reasons specified in this Section 1.31 and the number of days for which there was such an absence. Nothing contained herein shall be construed to establish an Employer policy of treating a Parental Leave as a Leave of Absence.


     1.30  "Plan" means The Ames Group Union Retirement Savings &
Investment Plan as set forth herein or as amended from time to time.

     1.31  "Plan Year" means the calendar year.

     1.32 "Prior Plan" means an employee benefit plan qualified under Section 401(a) of the Code all or part of the assets of which are transferred to the Plan in a transaction which meets the requirements of Regulation 1.414(l) of the Code.

     1.33 "Prior Plan Account" means the separate account main-tained for a Member to record such Member's share of the Trust
Fund attributable to employer contributions to the plans de-scribed herein as Prior Plans.

     1.34 "Required Beginning Date" means April 1 of the year following the Plan Year in which occurs the later of the date that the Member terminates employment or the date on which the Member attains the age of 70-1/2 years.

     1.35 "Retirement" means a Member's normal, early or de-ferred retirement whichever shall apply to the Member under the provisions of the Employer's pension plan applicable to such Member, or the termination of employment of a Member on or after such Member's attainment of age 65.

     1.36 "Rollover Contribution" means an amount which is transferred from another plan to this Plan, in accordance with the provisions of Section 2.7 (Rollover Contribution From Other
Plans).

     1.37  "Rollover Contribution Account" means the separate
Account maintained for a Member to record such Member's share of the Trust Fund attributable to any Rollover Contribution made to the Plan on his behalf.

     1.38 "Service" means the period of employment beginning on the first day the Eligible Employee performs duties for the Employer or an Affiliate and ending on the day of quit, retire-ment, discharge or death, two years after the commencement of absence on account of Parental Leave, or one year after an absence for any other reason. All prior periods of employment with the Employer or an Affiliate, and breaks in employment of less than one year shall be included in Service. If a break in employment of not more than two years is on account of Parental Leave not more than one year of Service shall be credited to an Eligible Employee for a period of Parental Leave.

     1.39 "Suspense Account" means the separate account main-tained for a Member who had monies credited to such account pursuant to Section 4.3 (Limitation of Annual Additions), re-flecting the current dollar value of such credit.

     1.40 "Total and Permanent Disability" means permanent incapacity which results in a Member being unable to engage in regular employment or occupation by reason of any medically demonstrable physical or mental condition acceptable to the Committee on a nondiscriminatory basis and which would entitle the Member to benefits under the Employer's long-term disability plan, if any, or to Social Security benefits as evidenced by a disability award letter. However, no Member shall be deemed to be disabled if such incapacity (a) resulted from or consists of habitual drunkenness or addiction to narcotics, or (b) was in-curred, suffered or occurred while the Member was engaged in, or resulted from having engaged in, a criminal enterprise, or (c) was intentionally self-inflicted.

     1.41 "Trustee" means the corporate trustee appointed from time to time by the Company to administer the Trust Fund in accordance with Section 12.2 (Trustee).

     1.42 "Trust Fund" means the trust fund established in accordance with Section 12.1 (Trust Fund) from which benefits provided under this Plan will be paid.

     1.43 "Valuation Date" means the last business day of each calendar month on which the New York Stock Exchange is open for trading.



                            ARTICLE II

                    Eligibility and Membership

     2.1 Members of Prior Plans. Each person who was a member of a Prior Plan shall become a member of the Plan on the effec-tive date of the transaction referred to in Section 1.34.

     2.2 Eligible Employees on and after the Effective Date. On and after the Effective Date an Eligible Employee may elect to become a Member on the Initial Enrollment Date or any Enrollment Date thereafter. Notwithstanding the foregoing, a former employ-ee who is reemployed following a termination of employment and who, prior to termination, satisfied the conditions for member-ship in the Plan, shall not be eligible to become a Member of the Plan until the first anniversary of his or her reemployment.

     2.3 Completion of Appropriate Notice. In order to become a Member on any Enrollment Date, an Eligible Employee must give the Appropriate Notice to the Committee at least 30 days (or such other period as the Committee may prescribe) prior to that Enrollment Date.

     2.4 Elections Upon Becoming A Member. An Eligible Employ-ee, in giving the Appropriate Notice specified in Section 2.3, shall (a) authorize the Employer to reduce current compensation for Compensation Deferral Contributions pursuant to Section 3.1 (Compensation Deferral Contributions ), (b) make an investment election from among those options enumerated in Section 8.1 (Investment of Accounts) and (c) designate a Beneficiary in accordance with Section 2.5 (Beneficiary Designation). Any such payroll authorization, investment election or Beneficiary desig-nation shall remain in effect until changed by giving the Appro-priate Notice to the Committee subject to the provisions of the Plan.

     2.5 Beneficiary Designation. Each Member shall designate a Beneficiary by giving the Appropriate Notice to the Committee. The designated Beneficiary may be an individual, estate or trust; however, if the Member is married at the time of such Member's death, such Member's surviving spouse shall automatically be such Member's sole Beneficiary unless the spouse has consented in writing in accordance with Section 10.9 (Spousal Consent) to a designation of a different Beneficiary. If more than one indi-vidual or trust is named, the Member shall indicate the shares and/or precedence of each individual or trust so named. Any Beneficiary so designated may be changed by the Member at any time (subject to his spouse's consent, if applicable) by giving the Appropriate Notice to the Committee.

     In the event that no Beneficiary has been designated or that no designated Beneficiary survives the Member, the following Beneficiaries (if then living) shall be deemed to have been designated in the following priority: (a) spouse, (b) children, including adopted children, in equal shares, (c) parents, in equal shares, or the Member's surviving parent, if only one parent survives, and (d) Member's estate.

     2.6 Transfers to or from Non-Covered Status. If a Member ceases to meet the definition of Eligible Employee as set forth in Section 1.13 (Eligible Employee) but continues to be an Employee or an employee of an Affiliate, such Member's right to make or have contributions made on such Member's behalf to the Plan shall be suspended. If during the period of suspension, a Member's employment with the Employer or an Affiliate terminates for any reason, there shall be a distribution of such Member's Accounts in accordance with the provisions of Article X (Distri-bution).

     If and when the suspended Member again becomes an Eligible Employee, such Member may resume having Compensation Deferral Contributions made on such Member's behalf as of the second Enrollment Date following the month in which the Appropriate Notice is given to the Committee.

     2.7 Rollover Contributions From Other Plans. An Eligible Employee or an individual who meets the definition of Eligible Employee in Section 1.13 except for the age or service require-ments, who is in receipt of a distribution which is eligible to be "rolled over" to a qualified plan in accordance with applica-ble Code sections may, in accordance with and subject to such rules and procedures approved by the Committee, transfer all or part of such distribution into the Plan; provided, that distributions which are so transferred to the Plan shall consist only of cash and that such transfer shall be in conformity with requirements set forth in the Code.

     Upon approval by the Committee, the amount transferred to the Plan shall be deposited in the Trust Fund in cash and shall be credited to a Rollover Contribution Account.

     If a Rollover Contribution is made on behalf of an individu-al who has not yet become a Member, such individual shall be deemed a Member upon the establishment of the Rollover Contribu-tion Account; however, participation in the Plan shall be limited to the Rollover Contribution Account until the other requirements for membership under this Article II are fulfilled.



                           ARTICLE III

             Compensation Deferral Contributions

     3.1 Compensation Deferral Contributions. Each Member who is an Eligible Employee may elect to have the Employer make Compensation Deferral Contributions not to exceed $9,500 per year (subject to adjustment for inflation in accordance with Section 415(d) of the Code) to the Plan on such Member's behalf to be credited to such Member's Compensation Deferral Contributions Account, in which case the cash compensation otherwise payable by the Employer to the Member shall be reduced by an amount equal to the Compensation Deferral Contributions so made. Subject to the limitations prescribed in Section 4.1 the amount of Compensation Deferral Contributions in any payroll period shall be in whole percentages from 1% to 17% of the Member's Compensation as the Member shall designate (or such greater or lesser percentages as the Committee may from time to time prescribe for the Plan).

     The foregoing notwithstanding during the 'make up period,' as defined below, a former Member (a 'Veteran') who is reemployed after a period of military service may elect to have the Employer make additional Compensation Deferral Contributions to the Plan on such Veteran's behalf, the total of which may not exceed the maximum Compensation Deferral Contributions that the Veteran could have elected to have made if no military leave had oc-curred. For the purposes of calculating the amount of such additional Compensation Deferral Contributions the Veteran's Compensation during such leave of absence shall be deemed to have been the Veteran's annual rate of compensation at the time the military leave of absence commenced (the 'Deemed Compensation Rate') and the 'make up period' during which such additional Compensation Deferral Contributions may be elected shall be equal to the lesser of five years or three times the period of the military leave of absence. Such additional Compensation Deferral Contributions in any payroll period shall be in whole percentages of the Veteran's current payroll and shall not exceed the maximum amount that could have been deferred at the Deemed Compensation Rate. In the event that the additional Compensation Deferral Contributions to the Plan on a Veteran's behalf that are autho-rized by this paragraph exceed the limitations set forth in
Article IV of the Plan or otherwise conflict with provisions of the Code or ERISA, such limitations or conflicts shall be ignored to the extent permitted by Code Section 414(u).

     3.2 Changes and Suspension of Contributions. Compensation Deferral Contributions made on a Member's behalf may be increased or decreased or suspended effective on the second Enrollment Date following the month in which the Appropriate Notice is given to the Committee. A Member who has suspended Compensation Deferral Contributions may resume having such contributions made on his or her behalf commencing on the second Enrollment Date following the month in which the Appropriate Notice is given to the Committee.

     3.3 Transfer of Contributions to Trustee. Contributions made under this Article III will be transferred to the Trustee by the 15th day of the month following the month in which the contributions are withheld from the Member's Compensation and/or in which the Member's cash compensation is reduced; provided that all Compensation Deferral Contributions for a Plan Year shall be transferred to the Trustee not later than 30 days after the end of the Plan Year.




                            ARTICLE IV


     Limitations on, and Distribution of, Excess Compensation
     Deferral Contributions of Highly Compensated Employees


     4.1 Limitations. The Committee in its sole discretion shall separately limit the amount of Compensation Deferral Contribu-tions made on behalf of each "Highly Compensated Employee" (as defined below) for each Plan Year to insure that neither the Deferral Percentage nor the Contributions Percentage ( as defined below and referred to herein as the "Percentage") does not exceed the greater of (X) 125 percent of the Percentage in the preceding Plan Year of all other eligible employees or, alternatively, (Y) the Percentage in the preceding Plan Year of all other eligible employees plus 2 percentage points and the actual Percentage for the Highly Compensated Employees is not more than two times the actual Percentage in the preceding Plan Year of all other eligi-ble employees.

     For purposes of this Section, the term "Deferral Percentage" with respect to any Plan Year means the Compensation Deferral
Contributions for the Plan Year divided by Compensation.

     For the purposes of this Section, the term "Highly Compen-sated Employee" with respect to any Plan Year means an Eligible Employee or former Eligible Employee who performed services during the Plan Year for which the determination is being made and:

     (a)   at any time during such Plan Year or preceding Plan
     Year was a 5-percent owner of the Employer (as defined for top-heavy plans under Code Sec. 416(1); or


     (b)  earned $80,000 or more in the preceding Plan Year
     (subject to adjustment for inflation in accordance with Section 415(d) of the Code) in annual Compensation from the Employer.

(1) For the purposes of this Section, the term "Compensation" means Compensation within the meaning of Code Section 415(c)(3), including elective or salary reduction contributions to a cafeteria plan, cash or deferred arrangement or tax sheltered annu-ity.

(2) For the purpose of this Section the term "Employer" shall also include all other entities aggregated with the Employer under the requirements of Code Section 414(b), (c), (m) and (o).

     For purposes of this Section, the Employer is permitted to determine whether Members are in the category of Highly Compen-sated Employees or other Eligible Employees based on the Member's Compensation for the immediately preceding Plan Year or on estimated Compensation for the Current Plan Year in accordance with uniform and nondiscriminatory rules whenever information regarding actual Compensation for the Plan Year is not reasonably available at the time the amount of a contribution hereunder is determined or limited.

     For purposes of this Section the definition of "Compensation Deferral Contributions" shall include Compensation Deferral Contributions made under any other plan that is aggregated with this Plan for purposes of Sections 401(a)(4) or 410(b) (other than Section 410(b)(2)(A)(ii)) of the Code and if any such plan is permissively aggregated with this Plan for the purposes of
Section 401(k) of the Code, the plans so aggregated must also satisfy Section 401(a)(4) and 410(b) as if they were a single plan. Further, for the purposes of this Section, Compensation Deferral Contributions made on behalf of each Highly Compensated Employee shall be determined by treating all cash or deferred arrangements under which each such Highly Compensated Employee is eligible as a single arrangement.

     4.2  Control of Contributions and Distribution of Excess.

     Rules For Compensation Deferral Contributions.The Committee may, in accordance with uniform and nondiscriminatory rules it establishes from time to time, require that Members who are among the Highly Compensated Employees for the Plan Year make Compensa-tion Deferral elections following and/or preceding the completion of such elections by all other Eligible Employees and the Commit-tee may (X) limit the amount by which each Member who is among the Highly Compensated Employees may elect to reduce his or her Compensation, and (Y) subject to Section 402(g) of the Code permit each other Eligible Employee to elect to reduce his or her Compensation within higher limits than those for Highly Compen-sated Employees.

     In the event that it is determined prior to the close of any Enrollment Period that the amount of Compensation Deferral Contributions to be made with respect to such Enrollment Period would cause the limitation contained in this Section to be exceeded for the Plan Year in which such Enrollment Period occurs, the amount of Compensation Deferral Contributions allowed to be made on behalf of Highly Compensated Employees for such Enrollment Period shall be reduced. The Highly Compensated Employees to whom the reduction is applicable, and the amount of the excess Compensation Deferral Contributions, shall be deter-mined by reducing the actual Deferral Contributions of the Highly Compensated Employee or Employees with the highest actual Defer-ral Contributions to the extent required to--

          (i) enable the arrangement to satisfy the limita-tion set forth in Section 4.1 above; or

          (ii) cause such Highly Compensated Employee's or Employees' actual Deferral Compensation to equal the Deferral Compensation of the Highly Compensated Employ-ee or Employees with the next highest actual Deferral Compensation.

     The "leveling" process described in paragraph (i) or (ii) shall be repeated until the limitations set forth in this Section are satisfied.

     If the Committee determines that the limitations contained in this Section have not been met for any Plan Year, the Commit-tee may return the excess Compensation Deferral Contributions of Members who are Highly Compensated Employees (calculated in the manner set forth above) to such Members within the 12-month period beginning after the last day of the Plan Year for which such contributions were made. The amount of such excess Compen-sation Deferral Contributions shall be adjusted to reflect any income or loss allocable to such excess during the Plan Year determined in accordance with the alternative method set forth in Reg. Section 1.401(k)-1(f)(4)(ii)(c) and also from the end of the Plan Year to the date of distribution determined in accordance with the safe harbor method set forth in Reg. Section 1.401(k)-1(f)(4)(2)(d).

     4.3  Limitation of Annual Additions.

          (a) Notwithstanding anything herein to the con-trary, in no event shall the Annual Additions (as here-inafter defined) with respect to any Member in any Plan Year exceed the Maximum Annual Addition. A Member's "Maximum Annual Additions" means the lesser of (i) 25% of the Member's compensation reported on Form W-2 (after December 31, 1997, compensation for the purposes of Annual Additions shall also include elective or salary reduction contributions to a cafeteria plan, cash or deferred compensation arrangement or tax shel-tered annuity) or (ii) the dollar limit in effect for such Plan Year in accordance with Section 415(c)(1)(A) of the Code ($30,000 as hereafter adjusted for infla-tion in accordance with Section 415(d) of the Code),

          (b)  For purposes of this Section 4.3 the term
     "Annual Additions" means the sum for any Plan Year of

               (i)  Compensation Deferral Contributions
          made in accordance with Section 3.1 (Compen-sation Deferral Contributions),

               (ii)  The amount of annual additions (within
          the meaning of Section 415(c)(2) of the Code) under all other qualified defined contribution plans of the Employer or an Affiliate.

          (c) If the Member's Annual Additions exceed the Maximum Annual Additions limitations in accordance with this Section 4.3, such amounts shall not be contributed to the Trust or, if contributed by or on behalf of a Member under the Plan shall be reduced to the extent necessary to meet the limitations.

          (d)  Combined Fraction.

               (i) Notwithstanding the foregoing, for any Plan Year beginning before January 1, 2000, if a Member is a participant in any qualified defined benefit plan main-tained by an Employer or an Affiliate, the sum of the "Defined Benefit Plan Fraction" (as defined below) and the "Defined Contribution Plan Fraction" (as defined below) for such Member shall not exceed 1.0 (called "Combined Fraction"). If for any Plan Year the Com-bined Fraction of a Member exceeds 1.0 after applica-tion of provisions for limitation of benefits under all such qualified defined benefit plans, the Maximum Annual Additions of such Member shall be reduced as provided in Section 4.3(c) to the extent necessary to reduce the Combined Fraction of such Member to 1.0.

               (ii) The "Defined Benefit Plan Fraction" applica-ble to a Member for any Plan Year is a fraction, the numerator of which is the sum of the Projected Annual Benefit of the Member under all of the qualified de-fined benefit Plans maintained by the Employer or an Affiliate, (whether or not terminated) in which such Member participates (determined as of the close of the Plan Year) and the denominator of which is the lesser of (A) the product of 1.25 multiplied by the maximum dollar limitation on a Member's Projected Annual Bene-fit if the plan provided the maximum benefit allowable under Section 415(b) of the Code for such Plan Year, or
          (B) the product of 1.4 multiplied by 100% of the Member's Highest Average Compensation.

               Notwithstanding the above, if the Member was a participant in one or more defined benefit plans main-tained by the Employer which were in existence on July 1, 1982, the denominator of this fraction will not be less than 1.25 multiplied by the sum of the annual benefits under such plans which the Member had accrued as of the later of September 30, 1983, or the last limitation year beginning before January 1, 1983. The preceding sentence applies only if defined benefit plans individually and in the aggregate satisfied the requirements of Section 415 of the Code as in effect at the end of the 1982 limitation year.

               (iii) The "Defined Contribution Plan Fraction" applicable to a Member for any Limitation Year is a fraction, the numerator of which is the sum of the Member's Annual Additions as of the close of such Plan Year for that Plan Year and for all prior Plan Years under all of the defined contribution plans maintained by an Employer or an Affiliate in which Member partici-pates, and the denominator of which is the lesser of the following amounts (determined for such Plan Year and for each prior Plan Year of service with the Em-ployer or any Affiliate regardless of whether a plan was in existence during those years): (A) the product of 1.25 multiplied by the dollar limitation in effect under Code Section 415(c)(1)(A) for the Plan Year (determined without regard to the special dollar limi-tation for employee stock ownership plans), or (B) the product of 1.4 multiplied by twenty-five percent of the Member's Compensation for the Plan Year.

          (e)  Definitions.

               (i) "Highest Average Compensation" means the average of a Member's high three consecutive Plan Years (determined as of the close of the Plan Year) of em-ployment with the Employer or the actual number of years of employment for those Members who are employed for less than three consecutive years with the Employ-er.

               (ii) "Projected Annual Benefit" means the annual benefit a Member would receive from employer contribu-tions under a defined benefit plan, adjusted, in the case of any benefit payable in a form other than a single life annuity or a qualified joint and survivor annuity, to the actuarial equivalent of a single life annuity, assuming (A) the Member continues employment until reaching the plan's normal retirement age (or the Member's current age, if later), (B) compensation remains unchanged and (C) all other relevant factors used to determine benefits under the plan remain con-stant in the future.

          (f) For purposes of this Section 4.3, the standard of control for determining if a company is an Affiliate under
     Section 414(b) and 414(c) of the Internal Revenue Code shall be deemed to be "more than 50%" rather than "at least 80%."



                            ARTICLE V

                          Miscellaneous

     5.1 Uniform Administration. Whenever, in the administra-tion of the Plan, any action is required by the Employer or the Committee, including, but not by way of limitation, action with respect to eligibility or classification of employees, contribu-tions or benefits, such action shall be uniform in nature as applied to all persons similarly situated and no such action shall be taken which will discriminate in favor of Members who are officers or significant shareholders of the Employer or persons whose principal duties consist of supervising the work of other employees or highly compensated Members.

     5.2 Payment Due an Incompetent. If the Committee deter-mines that any person to whom a payment is due hereunder is incompetent by reason of physical or mental disability, the Committee shall have power to cause the payments becoming due to such person to be made to another for the benefit of the incompe-tent, without responsibility of the Committee or the Trustee to see to the application of such payment. Payments made in accor-dance with such power shall operate as a complete discharge of all obligations on account of such payment of the Committee, the Trustee and the Trust Fund.

     5.3 Source of Payments. All benefits under the Plan shall be paid or provided solely from the Trust Fund and the Employer assumes no liability or responsibility therefor, except to the extent required by law.

     5.4 Plan Not a Contract of Employment. Nothing herein contained shall be deemed to give any Eligible Employee or Member the right to be retained in the employ of the Employer or to interfere with the right of the Employer to discharge any Eligi-ble Employee or Member at any time.

     5.5 Applicable Law. Except to the extent governed by Federal law the Plan shall be administered and interpreted in accordance with the laws of the State of New York.

     5.6 Unclaimed Amounts. It shall be the duty and responsi-bility of a Member or a Beneficiary to keep the Committee ap-prised of such Member's whereabouts and of such Member's current mailing address. Unclaimed amounts shall consist of the amounts of the Accounts of a retired, deceased or terminated Member which cannot be distributed because of the Committee's inability, after a reasonable search, to locate a Member or a Member's Beneficiary within a period of two (2) years after the payment of benefits becomes due. Unclaimed amounts for a Plan Year shall be Forfei-tures for the Plan Year in which such two-year period shall end. Such Forfeitures shall be treated as provided in Section 5.2.

     If an unclaimed amount is subsequently properly claimed by the Member or the Member's Beneficiary ("Reclaimed Amount") and unless an Employer in its discretion makes a contribution to the Plan for such year in an amount sufficient to pay such Reclaimed Amount to the extent that the Reclaimed Amount originated as an unclaimed amount, it shall be charged against Forfeitures for the Plan Year and, to the extent such Forfeitures are not sufficient, shall be treated as an expense of the trust fund.


                            ARTICLE VI

                             Accounts

     6.1 Maintenance of Accounts. For each Member the Committee shall, where applicable, cause a separate Compensation Deferral Contributions Account, a Rollover Contribution Account and a Prior Plan Account to be maintained. For Employee contributions made to a Prior Plan which were not Compensation Deferral Contri-butions the Committee shall continue to maintain a separate Employee Contributions Account.

     6.2 Valuations. As of each Valuation Date, the Committee shall adjust the Employee Contributions Account, the Compensation Deferral Contributions Account, the Rollover Contribution Account and Prior Plan Account, as applicable, for each Member to reflect his share of contributions (including for this purpose contribu-tions made after such Valuation Date but credited as of such Valuation Date), amounts of interest paid or accrued in respect of a loan made to such Member pursuant to Section 9.5, withdraw-als, distributions, forfeitures, income, expenses payable from the Trust Fund and any increase or decrease in the value of Trust Fund assets since the preceding Valuation Date. Each separate account maintained for each loan made to a Member pursuant to
Section 9.5 shall be valued as of each Valuation Date by adjust-ing the balance of the loan for the payments of principal there-under.




                           ARTICLE VII

                         Vesting of Accounts

     Interests in Compensation Deferral Contributions Accounts,
Prior Plan Accounts, Rollover Contribution Accounts and Employee
Contributions Accounts shall be fully vested at all times.



                           ARTICLE VIII

                      Investment of Accounts

     8.1 Investment of Accounts. Upon becoming a Member, the Member shall direct that Compensation Deferral Contributions and any Prior Plan Contributions, Rollover Contributions or Employee Contributions be invested in increments of 5% in one or more of the following Investment Funds (or such other Fund as may hereaf-ter be approved by the Committee) which individually and collec-tively are designed to conform to DOL Regulation 2550.404c-1 for so-called Section 404(c) plans in order that fiduciaries of the Plan may be relieved of liability for any losses which are the direct and necessary result of a Member's investment directions:

          (a) The Company Stock Fund, which is invested in Employer Securities. Members will not be permitted to direct that an investment be made in the Company Stock Fund unless and until the Member has received a prospectus in respect of Employer Securities in the Company Stock Fund which meets the requirements of the Securities Act of 1933 or in the opinion of counsel for the Company such investment may be otherwise permitted.

          (b) The Fixed Income Fund, which invests mainly in fixed income investments that emphasize preservation of principal and seeks a target rate of return over a period of at least six months.

          (c) The Federated Bond Fund, seeks high income by investing in a wide range of bonds, including lower-rated, high-yielding bonds.

          (d) The Janus Fund, which seeks long-term growth by investing in common stocks in companies of any size but with an emphasis on larger companies.

          (e) The Neuberger & Berman Guardian Trust Fund, which seeks long-term growth and income by investing in stocks of established high-quality companies considered to be under-valued in comparison with stocks of similar companies.

          (f) The BT Investment International Equity Fund, which is invested in stocks of established companies in countries with strong economies primarily in Europe and the Pacific Basin. Investments in companies outside the United States offer increased diversification with broadened opportunity and potentially high returns.

          (g) The Twentieth Century Ultra Fund, which seeks long-term growth by investing in stocks of medium-size to large companies with better than average growth potential.

          (h) The BT Investment Equity Appreciation Fund, which is invested in stocks of medium-sized companies in high-growth industries. The Fund focuses on industries most likely to benefit from large scale changes taking place in society. Investments in medium-sized companies in high growth industries offers greater volatility than investments in larger companies in mature industries.

          (i) The BT Investment Small Cap Fund, which seeks long-term growth by primarily investing in stocks of small U.S. companies with superior growth potential. This fund may also invest up to 25% of its assets in foreign stocks.

          (j) Three BT Investment Lifecycle Funds, which are each invested in a continuously monitored mix of stocks, bonds and money market instruments keyed to the investor's investment term and risk tolerance:


          I. The Short Range Fund, concentrates on securities offering high income yield with less potential for growth. Suitable for investment terms of five or fewer years.

          II. The Mid-Range Fund seeks a balance between invest-ments offering high income yield and those offer-ing more growth potential for the medium term.

          III. The Long Range Fund pursues higher growth and income investments while reducing exposure to market volatility through the benefits of invest-ing for longer terms.




     8.2 Redirection of Future Contributions. A Member's investment direction under Section 8.1 may be changed at any time and will be effective for contributions received for the current month provided that the Appropriate Notice is received by the Committee before 2 P.M. Eastern Time on the last business day of the month. Such change in direction will not be effective as to amounts previously contributed or invested.

     8.3  Reinvestment of Prior Contributions.

          (a) Effective on the Enrollment Date following the month in which the Appropriate Notice is received by the Committee (not later than 2 P.M. Eastern Time on the last business day of the month) a Member may direct that up to the total value in any Investment Fund holding investments from the Member's Compensation Deferral Contributions Acc-ount, Prior Plan Account, Rollover Contribution Account or Employee Contributions Account be transferred from such Investment Fund to any other Investment Fund in increments of 5%.

          (b) The Committee may, in its sole discretion, impose at any time or from time to time such restrictions on the transfers of monies from one Investment Fund to another as it deems necessary or appropriate.

     8.4  Statements of Accounts And Confirmation of Investment
Directions.

          (a) Statements of Accounts. Each Member shall be furnished a quarterly statement of accounts. A like statement shall be furnished to a Member upon any distribution being made under the Plan.

          (b) Confirmations of Investment Directions. All investment directions given by Members under the Plan shall be confirmed in writing.

     8.5 Crediting of Accounts. Interests in each of the Investment Funds shall be credited to each Member's Accounts as units of value determined separately for each Investment Fund, as follows:

          (a)  the initial value of a unit in each Investment
     Fund shall be one dollar,

          (b) the unit of value of each Investment Fund shall be redetermined on each Valuation Date by dividing the then fair market value of all of the assets of such Investment Fund by the number of units therein then outstanding. Amounts held as a result of forfeiture shall not be included in the value of the Company Stock Fund in determining the unit of value; and

          (c) current Compensation Deferral Contributions and Rollover Contributions will be credited to the Member's Accounts as units of value, the number of which is deter-mined by dividing the dollar amount of the contribution by the then current unit of value.

     If a suspense account credited in accordance with Section 4.3(f) is in existence on a Valuation Date, the number of units of value in the suspense account shall be adjusted as of each Valuation Date so that such an account does not participate in the Trust's investment gains or losses. To the extent a Member's Compensation Deferral Contributions Account is invested pursuant to Section 9.5 in a loan to a Member, the Member's Accounts shall be credited and charged directly with income, gains, losses and expenses attributable to such loan as of each Valuation Date and the value of the account will be adjusted through the date of a distribution to reflect the value of such direct investments on the distribution date. The Member's loan principal and interest payments (i) shall be credited to the Member's Compensation Deferral Contributions Account as units of value, the number of which is determined as of the Valuation Date next following the date of such payment by dividing the dollar amount of the payment by the then current unit of value and (ii) shall be invested in accordance with the Member's investment directions for future Compensation Deferral Contributions pursuant to Section 8.2.

     8.6 Correction of Errors. In the event of an error in the adjustment of a Member's Account, the Committee, in its sole discretion, may correct such error by either crediting or charg-ing the adjustment required to make such correction to or against Forfeitures for the Plan Year or to or against income as an expense of the Trust for the Plan Year in which the correction is made, or if an Employer contributes an amount to correct any such error, from such amount. Except as provided in this Section, the Accounts of other Members shall not be readjusted on account of such error.

     8.7 Investment of Deferred Distributions. Former Members of the Plan shall have the same investment options for their Accounts as are available for the Accounts of current Members of the Plan.


                            ARTICLE IX

             Withdrawals and Loans During Employment

          9.1 Withdrawal Options. In any twelve-month period a Member may make one withdrawal from the Plan that is not less than $500 or the combined total of all of the eligible funds in the Member's Accounts from which withdrawals may be made.
Eligibility includes:

          (a) Hardship Eligibility. In the event of Hardship (as defined in Section 9.2) before age 59-1/2, the entire balance in the Member's Employee Contributions Account, Rollover Contribution Account or Prior Plan Account, plus the sum of all contributions that have been credited to a Member's Compensation Deferral Contributions Account to date together with any Income allocable to such contributions as of December 31, 1988.

          (b) Age 59-1/2 Eligibility. After a Member attains age 59-1/2 the entire balance in all of the Member's Ac-counts.

     9.2  Hardship Withdrawals.

          (a) Verification of Need. Each request for a hardship withdrawal must be accompanied by a statement signed by the Member attesting that the financial need cannot be relieved,

               (i) Through reimbursement or compensation by insurance or otherwise,

               (ii) By liquidation of the Member's assets (in-cluding those assets of the Member's spouse and minor children that are reasonably available to the Member) to the extent such liquidation will not itself cause immediate and heavy financial need,

               (iii) By ceasing Compensation Deferral Contribu-tions under the Plan, or

               (iv) By other distributions or nontaxable (at the time of the loan) loans from any plan maintained by the Employer or any other employer, or by borrowing from commercial sources on reasonable commercial terms.

          The Committee shall be entitled to rely on the Member's statement of need without inquiry into the Member's finan-cial circumstances.

          (b) Determination of Hardship. A withdrawal will be deemed to be a hardship withdrawal if made on account of:

               (i) Medical expenses incurred, or to be incurred, by the Member, the Member's spouse, or any dependent,

               (ii) Purchase (excluding mortgage payments) of a principal residence for the Member,

               (iii)  Payment of tuition for the next year,
          semester or quarter of post-secondary education for the Member, the Member's spouse or any dependent,

               (iv) The need to prevent the eviction of the Member from the Member's principal residence or fore-closure on the mortgage of the Member's principal residence,

               (v) Such other immediate and heavy financial need as the Commissioner of Internal Revenue may from time to time publish by revenue rulings, notices and other documents of general applicability, or

               (vi) Any other immediate and heavy financial need as determined on the basis of all relevant facts and circumstances by the Committee in an objective and nondiscriminatory manner in accordance with the re-quirements of the Code and the applicable regulations and in accordance with the following standards and principles:

                    (A)  the need shall be due to an extra-ordi-
               nary emergency,

                    (B)  the need shall be heavy,

                    (C)  the need shall be immediate,

                    (D)  the need shall be for reasons of hard-
               ship as commonly understood such as financial expenses and not for entertainment or pleasure, and

                    (E)  the need shall not fail to qualify as
               immediate and heavy merely because such need was reasonably foreseeable or voluntarily incurred.

     9.3 Values. All withdrawals under Sections 9.1 or 9.2 shall be based on the values of Accounts as of the Valuation Date next following the date that the Appropriate Notice was given to the Committee, or such other Valuation Date as the Committee shall prescribe. Any withdrawal from any Account (or Subaccount thereof) under Sections 9.1 and 9.2 shall be charged proportion-ately against each Investment Fund described in Article VIII (Investment of Accounts) in which such Account is invested.

     9.4  Payment of Withdrawals.  Any amount withdrawn under
Section 9.1 shall be paid to a Member in a lump sum in cash, as soon as practicable after the Valuation Date as of which the withdrawal election is effective provided, however, that at the Member's request whole numbers of Employer Securities contained in the Member's Account may be distributed in kind.

     9.5 Loans. A Member who is a "party in interest" as defined in Section 3(14) of ERISA (a "Party in Interest") may borrow for any purpose from his or her Employee Contributions Account, Compensation Deferral Contributions Account, Prior Plan Account, if any, and Rollover Contribution Account in increments of not less than $1,000 once in any twelve-month period an amount (inclusive of current loans) of up to one half of the total of such accounts, but in any event not more than $50,000 reduced by the excess (if any) of the highest balance of existing loans during the preceding 12 months over the current loan.

          For the purposes of the foregoing, any outstanding balance of an existing loan shall be aggregated with any addi-tional funds being borrowed in order to calculate a Member's borrowing limit. Transactions for additional funds shall be booked and documented at then current interest rates as a new loan.

     All loans shall be made pursuant to such other procedures and terms as shall be adopted by the Committee, subject to the following:

           (a) A loan may remain outstanding so long as the borrower remains a Party in Interest and shall be repayable within five years from the date of borrowing upon such terms as may be determined by the Committee; provided, however, that any loan of more than $15,000 used to acquire the primary residence of a Member shall be repayable over a period of up to ten years as determined by the Committee. A Member may have no more than one primary residence loan and one loan for any other purpose outstanding at any time.

          The Committee may in its absolute discretion grant such loan in accordance with such uniform and nondiscriminatory rules as it may from time to time establish. Any such loan shall be made at a then prevailing commercial rate of inter-est for similar credits on such terms of repayment (in level payments not less frequent than monthly) and subject to such rules and restrictions as the Committee shall determine, provided that any such loans shall be available to all Members on a reasonably equivalent basis and that any loan may be repaid at any time without penalty.


     All Member loans shall be secured on a dollar for dollar basis by up to 50% of the balance of the Accounts from which the loan is made. To the extent a loan is unpaid, it shall be deducted from the amount payable to such Member or such Member's beneficiary at the time of distribution of the Accounts from which the loan was made;

          (b) In the event that a Member fails to repay a loan according to its terms and foreclosure occurs, the Plan may foreclose on the portion of the Member's Accounts for which a distributable event has occurred. In the event of fore-closure, a distributable event shall be deemed to occur immediately following the next Valuation Date for any por-tion of an Account with respect to which the Member or the Member's Beneficiary would be permitted in accordance with Sections 9.1 or 10.1 to elect an immediate distribution;

          (c) The receivable representing the loan (and other loans to the same Member) will be accounted for by the Trustee as a separate earmarked investment solely for the individual account of the Member. A Member's payments to the Trust of principal and interest on the loan shall be invested by the Trustee as elected by the Member in accor-dance with the Member's investment directions for future contributions in accordance with Section 8.2, as soon as reasonably practical;

          (d) Loan applications may be made at any time by any Member by giving the Appropriate Notice to the Committee or its designee at any time.

          (e) No loan shall remain outstanding after a Member is no longer a Party in Interest. If a Member who is no longer a Party in Interest elects under Section 10.7 not to file a claim for the commencement of benefits when the Member's employment is terminated, the balance of any outstanding loan must be repaid in full within sixty (60) days.

          (f) Loan Origination Fee.  From time to time the
     Committee may set a reasonable loan origination fee for each loan application. Such fees shall be deducted from loan proceeds paid to loan applicants.


                            ARTICLE X

                           Distribution

     10.1 Amount of Distribution. The Member or the Member's beneficiary, as the case may be, shall not be entitled to elect to receive a distribution of the vested value of the Member's account until:

     (a) the Member's attainment of age 59 1/2, Retirement, termination of employment, death or Permanent Disability, or

     (b) termination of the Plan without establishment or main-tenance of a successor plan, or

     (c) the date of sale of substantially all of the assets of the Employer to an acquiring corporation which continues the employment of the Member without the establishment of a successor plan.

     The vested value of the Member's Account shall be determined as of the Valuation Date next following such distribution events except that in the case of the Member's Total and Permanent Disability the vested value of the Member's account shall be determined as of the Valuation Date next following the date the Committee determines that the Member has a Total and Permanent Disability. In any event, such Valuation Date shall be no later than the Valuation Date which immediately precedes the Member's Required Beginning Date (or the date which would have been the Member's Required beginning Date had the Member survived). Distributions under the Plan to a Member's Beneficiary shall be completed not more than five years after the Member's death.

     10.2  Notice of Options and Normal Form of Distribution.

          (a)  Notice of Options.

          (i)  No less than thirty (30) nor more than ninety
     (90) days prior to the date of any distribution hereunder the Plan Administrator shall provide the Member with a general description of the material features and an explana-tion of the relative values of the optional forms of bene-fits available under the Plan.

          (ii) If a distribution is one to which Sections 401(a)(11) and 417 of the Code do not apply, such distribu-tion may commence less than thirty (30) days after the notice required under Reg. Section 1.411(a)-11(c) is given, provided that:

          (A) the Plan Administrator clearly informs the Member that the Member has a right to a period of at least thirty (30) days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

          (B)  the Member, after receiving the notice,
          affirmatively elects a distribution.

          (iii)  If the distribution is one to which sections
     401(a)(11) and 417 of the Code do apply such distributions may commence less than thirty (30) days after the notice required by Section 10.8 provided that:

          (A) The Plan Administrator clearly inform the Member that the Member has a right to at least 30 days to consider whether to waive the Qualified Joint and Survivor Annuity and consent to a form of distribution other than a Qualified Joint and Survivor Annuity;

          (B) the Member, after receiving the notice, affirma-tively elects (with spousal consent) to waive the Qualified
     Joint and Survivor Annuity; and,

          (C) Distribution in accordance with the affirmative election does not commence before the expiration of the 7-day period that begins the day after the explanation of the Qualified Joint and Survivor Annuity is provided to the participant.

          (b) Normal Form of Distribution. Unless otherwise elected in accordance with Section 10.3 and subject to
     Section 10.7, distributions shall be made by the Trustee as soon as practicable after the Valuation Date next following the Member's (or the Member's Beneficiary's as the case may be) election and written consent to receive a distribution of the vested value of such Member's Account, in a single sum in cash except that (i) at the Member's option Employer Securities held in the Member's Account may be distributed in kind and (ii) in the discretion of the Committee, a note with respect to a Participant's loan from such Member's Compensation Deferral Account may be distributed in kind.

     10.3 Alternate Form of Distribution. A Member may request to have the value of such Member's Accounts distributed in a manner other than in accordance with Section 10.2. For any portion of such Member's benefits accrued before May 1, 1995 that become distributable under the Plan after May 1, 1995 such alternate form of payment may be an annuity contract pursuant to
Section 10.8 or periodic installments of all benefits commencing at such time as the Member shall elect in accordance with the Plan payable over a fixed period not to exceed the lesser of ten years or the life expectancy of the Member at the time payments commence. Payment of any interest in the Company Stock Fund in a Member's Accounts, if any, to which the Member has a nonforfeit-able interest may be made in cash solely for the purpose of effecting such an alternate form of distribution.

     Distributions will be made in accordance with the require-ments of the regulations under Code Section 401(a)(9), including the minimum distribution incidental benefit requirements of Proposed Regulations Section 1.401(a)(9)-2. Such minimum distri-bution requirements shall supersede any distribution options in the Plan that are inconsistent therewith.

     10.4 Identity of Payee. The determination of the Committee as to the identity of the proper payee of any benefit under the Plan and the amount of such benefit properly payable shall be conclusive, and payment in accordance with such determination shall constitute a complete discharge of all obligations on account of such benefit.

     10.5  Non-alienation of Benefits.

          (a) No benefit payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal processes, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign pledge or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void. No benefit, nor any fund which may be established for the payment of such benefits, shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber benefits to which such person may become entitled under this Plan, or if by reason of such person's bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Committee, in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them to or for the benefit of such person entitled thereto under the Plan or such person's spouse, children or other dependents, or any of them, in such manner as the Committee may deem proper.

          (b)  Notwithstanding Section 10.5(a), the Trustee

               (i) shall comply with an order entered on or after January 1, 1985, determined by the Committee to be a Qualified Domestic Relations Order as provided in
          Section 10.6 and

               (ii) may treat an order entered before January 1, 1985, as a Qualified Domestic Relations Order even if it does not meet the requirements of Section 10.6.

               (iii) shall comply with a Federal tax levy made pursuant to Code Section 6331 and with collection proceedings by the United States on a judgment result-ing from an unpaid tax assessment.

     10.6  Qualified Domestic Relations Order.

          (a)  The Plan shall comply with the provisions of Code
     Section 414(p) relating to qualified domestic relations orders and all regulations pertaining thereto.

          (b) An alternate payee's interest in the Plan will be distributed in the form of a single sum as soon as practica-ble after a proposed order is determined to be a qualified domestic relations order.

     10.7 Commencement of Benefits. Unless a Member elects otherwise, the payment of benefits under the Plan shall begin not later than the 60th day after the latest of the close of the Plan
Year in which:

          (a)  the Member attains age 65;

          (b) the 10th anniversary of the date the Member's participation in the Plan occurs;

          (c) the Member's employment with the Employer or an Affiliate is terminated.

provided that, except as provided in Section 10.10, no benefits shall be distributed unless the Member has filed a claim for benefits until the Valuation Date immediately preceding the Required Beginning Date and further provided that benefits shall commence to be distributed to the Member not later than the Member's Required Beginning Date.

     10.8 Annuities. If the form of distribution is to be an annuity contract, it may be in such form and with such provisions as the Member or the Member's Beneficiary, as the case may be, may elect which are available for purchase from an insurance company including, but not limited to, a full cash refund life annuity, an annuity with income for life or an annuity with income for a period certain (payable at least annually). Such distribution is to be provided through the purchase from an insurance company and distribution from the Trust Fund of a nontransferable annuity contract; provided the benefit under such annuity contract cannot be paid to anyone other than the Member prior to the Member's death, and if a joint and survivor annuity is provided, unless such joint annuitant shall be the Member's spouse, the actuarial value of the Member's benefits, as of the date benefit payments commence, shall be more than 50 percent (50%) of the Member's vested Accounts.

          (a)  Limitation on Member Elections.
     Notwithstanding any elections made by the Member, benefit payments shall be made over a period not in excess of the life of the Member or the lives of the Member and the Member's Beneficiary or the Member's life expectancy or the joint and last survivor life expectancy of the Member and the Member's Beneficiary. In the event the annuity benefits have commenced to be paid to a Member before the Member's death the remain-ing interest will be distributed at least as rapidly as under the election made by the Member prior to the date of death.

          (b)  Qualified Joint and Survivor Annuities.
     Notwithstanding the foregoing provisions of this Sec-tion 10.8, in the case of a Member who has elected to receive an annuity form of benefit, distribution shall be in the form of a Qualified Joint and Survivor Annu-ity, unless the Member with the Member's spouse's con-sent as provided in Section 10.9 elects to receive a different form of annuity. The term "Qualified Joint and Survivor Annuity" means an annuity payable to the Member for life and, if the Member's spouse survives the Member, a survivor annuity payable to the spouse for life in an amount equal to 50 percent (50%) of the annuity payable to the Member. If the Member who has elected to receive an annuity form of benefit is not married, subject to Section 10.6 (Qualified Domestic Relations Order), the annuity shall be paid in the form of a single life annuity unless the Member waives the single life annuity. The amount of the benefits pay-able under a Qualified Joint and Survivor Annuity shall be the amount which can be purchased from an insurance company with the Member' Accounts.

          (c) A Member who elects to receive benefits in the form of a life annuity and to whom benefits would be payable in the form of a Qualified Joint and Survi-vor Annuity pursuant to this Section 10.8 shall have the right to waive a Qualified Joint and Survivor Annu-ity, such waiver shall be consented to by the Member's spouse in writing in accordance with Section 10.9 by delivering written notice to the Committee, at any time within the 90-day period prior to the annuity starting date, to receive a different form of an annuity, the Committee shall within a reasonable period of time provide the Member, by personal delivery or first class mail, with a written explanation of:

               (i)  the terms and conditions of the Quali-
          fied Joint and Survivor Annuity;

               (ii)  the Member's right to make, and
          the effect of, an election to waive the Qual-ified Joint and Survivor Annuity;

               (iii)  the rights of the Member's spouse
          to consent to the Member's election to waive the Qualified Joint and Survivor Annuity and the effect of consenting to such waiver; and

               (iv)  the Member's right to make, and
          the effect of, a revocation of an election to waive the Qualified Joint and Survivor Annu-ity.

     Any election made by a Member pursuant to Sections 10.8(b) and 10.8(c) may be revoked by such Member by delivering written notice to the Committee at any time prior to the Member's annuity starting date and, once revoked, may be made again at any time by delivering written notice to the Committee prior to the Member's annuity starting date.

     10.9 Spousal Consent. A valid spousal consent to the Member's naming of a Beneficiary other than the Member's spouse or to the Member's waiver of a Qualified Joint and Survivor Annuity as defined in Section 10.8(b) shall be designated:

          (a) in a writing acknowledging the effect of the consent;

          (b)  witnessed by a notary public; and

          (c) effective only for the spouse who exercises the consent;

provided that, notwithstanding the provisions of this Article X, the consent of a Member's spouse shall not be required if it is established to the satisfaction of the Plan Administrator that such consent may not be obtained because there is no spouse, because the spouse cannot be located or because of such other circumstances as the Secretary of the Treasury may by regulations prescribe.

     10.10 Payments Without Election. Notwithstanding any other provision of this Article X:

     (a) If a Member or a Beneficiary is entitled to a distribu-tion and if the vested value of a Member's Account or the vested value of the Beneficiary's share of the Member's Account before benefits are paid or commence to be paid hereunder does not exceed (and at the time of any previous distribution did not exceed) $3,500 ($5,000 after January 1, 1998), the Committee may in accordance with uniform and nondiscriminatory rules direct the immediate distribution of such benefit in a single lump sum to the person entitled thereto regard-less of any election or consent of the Member, the Member's spouse or other Beneficiary, or

     (b) If a Member has reached Normal Retirement Age and has terminated his or her employment, the Committee may direct the immediate distribution of the Member's benefits as such Member may elect after notice given in accordance with Section 10.2 (the "Notice"), which distribution shall commence as soon as administratively possible following the later of:

          (i)  90 days after the Member's termination date, or

          (ii) the last business day of November of the year in which the Member becomes (or would have become)
               70 1/2 years of age;

     10.11.  Trustee to Trustee Transfers.

          (a) A Member who receives an Eligible Rollover Distribution after December 31, 1992 may elect to have such distribution paid directly to an Eligible Retirement Plan by specifying in the Appropriate Notice the Eligible Retirement Plan to which such distribution is to be paid in a direct trustee to trustee transfer pursuant to such uniform rules as to the form and time of transfer as the Committee shall prescribe.

          (b)(i) "Eligible Rollover Distribution." An Eligible Rollover Distribution is any distribution of all or a por-tion of the balance to the credit of the Member distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of sub-stantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Member distributee or the joint lives (or joint life expec-tancies) of the Member distributee and the Member's desig-nated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and the por-tion of any distribution that is not includible in gross income ( determined without regard to the exclusion for net unrealized appreciation with respect to Employer Securi-
      ties).

          (b)(ii) "Eligible Retirement Plan." An Eligible Retirement Plan is an individual retirement account de-scribed in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code, that accepts the Member distribute-e's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the sur-viving spouse of a Member, an Eligible Retirement Plan is an individual retirement account or an individual retirement annuity.



                            ARTICLE XI

                    Administration of the Plan

     11.1  Plan Administrator.  The Committee shall be the Plan
Administrator:

          (a) The Committee shall administer, enforce and interpret the Plan and the trust agreement established hereunder and shall have the powers necessary thereto, including but not by way of limitation the powers to exer-cise its responsibilities in accordance with Sections 1.3 (Appropriate Notice), 1.9 (Compensation), 1.21 (Enrollment
     Date), 1.29 (Leave of Absence), 1.42 (Total and Permanent Disability), Article II (Eligibility and Membership) 3.1 (Compensation Deferral Contributions), 3.2 (Changes and Suspension of Contributions), 4.1 (Limitations), 6.1 (Main-tenance of Accounts), 6.2 (Valuations), Article VIII (In-vestment of Accounts), Article IX (Withdrawals and Loans During Employment), 12.6 (Disbursement of Funds), Article XIV (Miscellaneous), and the remainder of this Article XI, and

          (b) Authority to hold the funds of the Plan shall be delegated to the Trustee in accordance with Section 12.2
     (Trustee), and

          (c) Authority to direct the investment of the Plan's funds shall be delegated to an Investment Manager in accor-dance with Section 12.3 (Investment Manager).

     With respect to all other responsibilities of the Plan
Administrator the Committee shall act through its duly authorized officers and agents.

     11.2  Board of Directors.  With respect to Sections 11.8
(Personal Liability), 13.1 (Right to Amend) and 13.2 (Suspension or Termination) the Employer shall act only by or pursuant to, a resolution of the Board of Directors.

     11.3 Appointment of the Committee. The Committee shall be the Benefits Administration Committee.

     11.4 Compensation, Expenses. All proper expenses required for the administration of the Plan incurred by the Committee, the Employer, an Investment Manager or the Trustee for accounting, legal and other professional, consulting or technical services, including fees and expenses of a recordkeeper, the Trustee or any Investment Manager shall be paid by the Trust.

     11.5 Committee Actions, Agents. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties and may delegate to such agents such powers and duties as the Commit-tee may deem expedient or appropriate.

     Any action of the Committee, including but not by way of limitation, instructions to the Trustee, shall be evidenced by the signature of a member who has been so authorized by the Committee to sign for it, and the Trustee shall be fully protect-ed in acting thereon. A certificate of the secretary or an assistant secretary of the Committee setting forth the name of the members thereof shall be sufficient evidence at all times as to the persons then constituting the Committee.

     11.6 Committee Meetings. The Committee shall hold meetings upon such notice, at such time and place as they may determine. The Committee shall act by a majority of its members at the time in office and such action may be taken from time to time by a vote at a meeting or in writing without a meeting. A majority of the members of the Committee at the time in office shall consti-tute a quorum for the transaction of business.

     11.7 Authority and Duties of the Committee. The Committee may from time to time establish rules for the administration of the Plan. The Committee shall have the exclusive right to interpret the Plan and to decide any matters arising thereunder in connection with the administration of the Plan. It shall endeavor to act by general rules so as not to discriminate in favor of any person. Its decisions and the records of the Committee shall be conclusive and binding upon the Employer, Members and all other persons having an interest under the Plan. No member of the Committee shall be disqualified from exercising the powers and discretion herein conferred by reason of the fact that the exercise of any such power or discretion may affect the payment of benefits to such member under the Plan; however, no member may vote on a matter relating exclusively to such member. To the extent that it is administratively feasible, the period of notice required for Members' elections to commence, change or suspend contributions hereunder or to make or change investment elections for either future contributions or existing accounts may be relaxed, reduced or eliminated by the Committee in accor-dance with uniform and non-discriminatory rules.

     The Committee shall keep or cause to be kept all records and other data as may be necessary for the administration of the Plan.

     11.8 Personal Liability. To the extent not contrary to the provisions of ERISA, no member of the Committee, officer, direc-tor or employee of an Employer shall be personally liable for acts done in good faith hereunder unless resulting from such member's own negligence or willful misconduct. Each such member of the Committee, officer and director shall be indemnified by the Employer against expenses reasonably incurred by such member in connection with any action to which he may be a party by reason of such member's responsibilities hereunder, except in relation to matters as to which such member shall be adjudged in such action to be liable for negligence or misconduct in the performance of such member's duty. However, nothing in this Plan shall be deemed to relieve any person who is a fiduciary under the Plan for purposes of ERISA from any responsibility or liabil-ity which such Act shall impose upon such member.

     11.9 Dealings Between the Committee and Individual Members. Any notice required to be given to, or any document required to be filed with, the Committee will be properly given or filed if mailed by registered or certified mail, postage prepaid, or delivered to the Chairman of the Benefits Administration Commit-tee, c/o U.S. Industries, Inc. 101 Wood Avenue South, Iselin, New Jersey 08830, or to such other place as the Committee may hereaf-ter from time to time designate.

     The Committee shall make available to such Member for examination, such of its records as pertain to the benefits to which such Member shall be entitled under the Plan.

     11.10  Information To Be Supplied by the Employer.  The
Employer shall provide the Committee or its delegate with such information as it shall from time to time need in the discharge of its duties.

     11.11 Records. The regularly kept records of the Committee and the Employer shall be conclusive evidence of the Credited Service and Service of an Employee, the Employee's Compensation, age, marital status, status as an Employee, and all other matters contained therein applicable to this Plan; provided that an Employee may request a correction in the record of age or any other disputed fact at any time prior to retirement. Such correction shall be made if within 90 days after such request the Employee furnishes the Committee in support thereof documentary proof of age or the other disputed fact satisfactory to the Committee.

     11.12 Fiduciary Capacity. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

     11.13 Fiduciary Responsibility. If a Plan fiduciary acts in accordance with ERISA, Title I, Subtitle B, Part 4,

          (a) in determining that a Member's spouse has consent-ed to the naming of a Beneficiary other than the spouse or that the consent of the Member's spouse may not be obtained because there is no spouse, the spouse cannot be located or other circumstances prescribed by the Secretary of the Treasury by regulations, then to the extent of payments made pursuant to such consent, revocation or determination, the Plan and its fiduciaries shall have no further liability; or

          (b) in treating a domestic relations order as being (or not being) a Qualified Domestic Relations Order, or, during any period in which the issue of whether a domestic relations order is a Qualified Domestic Relations Order is being determined (by the Committee, by a court of competent jurisdiction, or otherwise), in separately accounting for the amounts which would have been payable to the alternate payee during such period if the order had been determined to be a Qualified Domestic Relations Order, in paying the amounts separately accounted for to the person entitled thereto if within 18 months the domestic relations order (or a modification thereof) is determined to be a Qualified Domestic Relations Order, in paying such amounts to the person entitled thereto if there had been no order if within 18 months the domestic relations order is determined not to be qualified or if the issue is not resolved within 18 months and in prospectively applying a domestic relations order which is determined to be qualified after the close of the 18-month period, then the obligation of the Plan and its fiduciaries to the Member and each alternate payee shall be discharged to the extent of any payment made pursuant to such acts.


     11.14  Claim Procedure.

          (a) Each Member or Beneficiary ("Claimant") may submit an application for benefits ("Claims") to the Committee or to such other person as may be designated by the Committee in writing in such form as is provided or approved by the Committee. A Claimant shall have no right to seek review of a denial of benefits, or to bring any action in any court to enforce a Claim prior to filing a Claim and exhausting all rights to review in accordance with this Section.

          When a Claim has been filed properly, such Claim shall be evaluated and the Claimant shall be notified of the approval or the denial of the Claim within ninety (90) days after the receipt of such Claim unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termi-nation of the initial ninety (90) day period, which notice shall specify the special circumstances requir-ing an extension and the date by which a final decision will be reached (which date shall not be later than one hundred and eighty (180) days after the date on which the Claim was filed). A Claimant shall be given a written notice in which the Claimant shall be advised as to whether the Claim is granted or denied, in whole or in part. If a Claim is denied, in whole or in part, the notice shall contain (1) the specific reasons for the denial, (2) references to pertinent Plan provisions upon which the denial is based, (3) a description of any additional material or information necessary to perfect the Claim and an explanation of why such mate-rial or information is necessary, and (4) the Claimant's rights to seek review of the denial.

          (b) If a Claim is denied, in whole or in part, the Claimant shall have the right to (i) request that the Committee (or such other person as shall be designated in writing by the Committee) review the denial, (ii) review pertinent documents, and (iii) submit issues and comments in writing, provided that the Claimant files a written request for review with the Committee within sixty (60) days after the date on which the Claimant received written notification of the denial. Within sixty (60) days after a request for review is received, the review shall be made and the Claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given a written notification within such initial sixty (60) day period specifying the reasons for the extension and when such review shall be completed within one hundred and twenty (120) days after the date on which the request for review was filed. The deci-sion on review shall be forwarded to the Claimant in writing and shall include specific reasons for the decision and references to Plan provisions upon which the decision is based. A decision on review shall be final and binding on all persons for all purposes. If a Claimant shall fail to file a request for review in accordance with the procedures herein outlined, such Claimant shall have no rights to review and shall have no right to bring action in any court and the denial of the Claim shall become final and binding on all persons for all purposes.



                           ARTICLE XII

                   Operation of the Trust Fund

     12.1 Trust Fund. All assets of the Plan shall be held in trust as a Trust Fund for the exclusive benefit of Members and their Beneficiaries, and no part of the corpus or income shall be used for or diverted to any other purpose. No person shall have any interest in or right to any part of the Trust Fund, except to the extent provided in the Plan.

     12.2 Trustee. All contributions to the Plan shall be paid to a Trustee or Trustees which shall be appointed from time to time by the Company by appropriate instrument with such powers in the Trustee as to control and disbursement of the funds as the Company shall approve and as shall be in accordance with the Plan. The Company may remove any Trustee at any time, upon reasonable notice and upon such removal or upon the resignation of any Trustee the Company shall designate a successor Trustee.

     12.3 Investment Manager. In accordance with the terms of the trust agreement, the Company may appoint one or more Invest-ment Managers (individuals and/or other entities), who may include the Trustee and who are collectively referred to herein as the Investment Manager, to direct the investment and reinvest-ment of part or all of the Plan's funds that are not invested in Employer Securities. The Company may change the appointment of the Investment Manager from time to time.

     12.4 Purchase and Holding of Securities. As soon as convenient after receiving contributions, the Trustee shall:

          (a) in the case of contributions which are to be in-vested in Employer Securities purchase Employer Securities in the open market, and register and hold such securities in the name of the Trustee or its nominee;

          (b) in the case of contributions which are to be invested in the Fixed Income Fund, purchase group annuity contracts or make other investment arrangements that in the aggregate will provide the target rate of return; and,

          (c)  In the case of any of the managed funds listed in
     Section 8.1 (c) through (j), purchase and hold shares in such funds in accordance with the directions of Plan Mem-bers.

     12.5 Voting of Employer Securities. For shareholders' meetings Members shall be furnished proxy material and a form for instructing the Trustee how to vote the Employer Securities represented by units credited to their Accounts, and the Trustee shall vote or otherwise exercise shareholder rights with respect to such Employer Securities as instructed. The Trustee shall hold such instructions in confidence and shall not divulge them to anyone, including, but not limited to, the Employer, its officers or employees.

      Shares for which no instructions are received shall be voted by the Trustee in the same proportion as those shares for which instructions have been received. With respect to the exercise of shareholder's rights to sell or retain the Employer Securities represented by units credited to a Member's Accounts in extraordinary instances involving an unusual price and terms and conditions for such securities such as a tender offer, the Trustee shall act in accordance with the Committee's instruc-tions.

     12.6 Disbursement of Funds. The funds held by the Trustee shall be applied, in the manner determined by the Committee, to the payment of benefits to such persons as are entitled thereto in accordance with the Plan.

     The Committee shall determine the manner in which the funds of the Plan shall be disbursed in accordance with the Plan, including the form of voucher or warrant to be used in authoriz-ing disbursements and the qualification of persons authorized to approve and sign the same and any other matters incident to the disbursement of such funds.

     12.7 Exclusive Benefit of Members. All contributions under the Plan shall be paid to the Trustee and deposited in the Trust Fund and shall be held, managed and distributed solely in the interest of the Members and beneficiaries for the exclusive purpose of (1) providing benefits to Members and beneficiaries and (2) defraying reasonable administrative expenses of the Plan and the Trust, to the extent such expenses are not paid by the Company or an Affiliate provided that:

     (a) if a timely determination letter request is filed and the Plan is denied initial qualification under Section 401(a) of the Code, contributions conditioned upon such qualification shall be returned to the Company or the Affil-iate making such contributions within one year of the denial of qualification;

     (b) if, and to the extent, a deduction for a contribution under Section 404 of the Code is disallowed, contributions conditioned upon deductibility shall be returned to the Company or the Affiliate making such contribution within one year after the disallowance of the deduction; and

     (c) if, and to the extent, a contribution is made through a good faith mistake of fact, such contribution shall be returned to the Company or the Affiliate making such contri-bution within one year.



                           ARTICLE XIII

                Amendment, Termination and Merger

     13.1 Right to Amend. The right to modify or amend the provisions of the Plan in whole or in part at any time or from time to time is reserved to the Company, but no such amendment shall divest any Member of any amount previously credited to a Member's Accounts or, except to the extent permitted by the Secretary of the Treasury by regulation, shall eliminate with respect to a Member's Account balance at the time of such amend-ment an optional form of benefit, and further provided that no part of the assets of the Trust Fund shall, by reason of any modification or amendment, be used for or diverted to, purposes other than for the exclusive benefit of Members and their Benefi-ciaries, under the Plan.

     13.2 Suspension or Termination. The Employer may at any time suspend Compensation Deferral Contributions in whole or in part. The suspension of Compensation Deferral Contributions shall not in itself constitute a termination of the Plan. The Employer may at any time terminate or discontinue the Plan by filing with the Committee a certified copy of the resolution of its board of directors authorizing the termination or discontinu-ance.

     If the Plan is terminated, no further contributions shall be made by the Employer and the Account of each Member shall be applied for the Member's (or the Member's Beneficiary's) benefit either by payment in cash or in kind, or by the continuation of the Trust Fund in accordance with the trust instrument and the provisions of the Plan as though the Plan were otherwise in full force and effect.

     13.3 Merger, Consolidation of Transfer. In the case of any merger, or consolidation with, or transfer of assets or liabili-ties to any other plan, each Member in the Plan would (if the Plan then terminated) receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit such Member would have been entitled to receive immediately before the merger consolidation, or transfer (if the Plan had then terminated).